Exhibit 10.4 Consulting Agreement dated July 25, 2012 between Larry Young and WEPOWER ECOLUTIONS, INC.

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") is made and entered into this 25th day of July, 2012 (the "Effective Date") by and between WEPOWER Ecolutions Inc. (the "Company" or "WEPOWER"), a Nevada corporation with its principal executive offices located at 32 Journey, Suite 250, Aliso Viejo, CA 92656, USA (hereinafter referred to as the “Company"), and Lawrence Young, an individual whose address is 26695 Aracena Drive, Mission Viejo, CA 92691, USA (hereinafter referred to as the "Consultant").

WHEREAS, the Company wishes to engage the Consultant to provide the services described herein and Consultant agrees to provide the services for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement,

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, accepted and agreed to, the Company and the Consultant, intending to be legally bound, agree to the terms set forth below.

1. TERM. Commencing as of the Effective Date, and continuing for a period of eighteen (18) months therefrom (the “Term”), unless earlier terminated pursuant to Article 4 hereof, the Consultant agrees that he will provide such services as described in Section 2 hereof to the Company on an independent contractor basis. This Agreement may be renewed or extended for any period as may be agreed by the parties hereto.

2.	CONSULTANT’S SERVICES.

(a) Consultant's services shall be to advise the Company on the sales, marketing, manufacturing, continued technical development, and international licensing of the technology acquired by the Company from Active ES Lighting Controls, Inc. (“Active ES”), in addition to the sales, marketing and promotion of the entire portfolio of the Company’s green products and services (collectively, the “Services”).

(b) Consultant agrees that during the Term he will make himself available to render the Services for up to seven (7) days, or 56 hours, per month (the “Hours”). The Company will periodically provide the Consultant with a schedule of requested hours and the corresponding scope of Services and deliverables for such requested hours, and Consultant shall provide his Services accordingly on an as-available basis. Consultant, at his sole discretion, may provide the Services beyond the Hours at no obligation to the Company. The Company may request in writing that Consultant provide the Services beyond the Hours at an additional compensation rate of $90.00 per hour.

(c) The Company understands that Consultant is providing the Services on a part-time basis. Subject to Sections 5 and 6 hereof, nothing in this Agreement will prevent Consultant from providing services to, and receiving compensation from, any person or entity which may have a relationship with Active ES or the Company. Consultant represents and warrants that the execution and performance of this Agreement will not violate any policies or procedures of any other person or entity for which he performs services concurrently with the Services performed herein.

(d) In performing the Services, Consultant shall comply with all business conduct, regulatory and health and safety guidelines established by the Company for any governmental authority with respect to the Company’s business and products.

3. CONSULTING AND OTHER FEES.

(a) Subject to the provisions hereof, the Company shall pay Consultant a consulting fee of five thousand ($5,000.00) dollars for each month in which Services are actually provided to the Company (the "Consulting Fee"), whether or not such Services constituted the Hours. Consultant shall invoice the Company on a monthly basis, upon completion of his Services for such month. The Consulting Fee shall be paid within fifteen (15) days of the Company’s receipt of Consultant’s invoice.

(b) Consultant shall also be entitled to receive a sales commission on all projects to which he has been specifically enlisted by the Company in accordance with the Company’s Sales Commission Plan as set forth in Exhibit “A” attached hereto and incorporated hereby (the “Plan”), which commission shall be paid to Consultant in accordance with the Plan (the “Commission”).

(c) Consultant shall be entitled to prompt reimbursement for all Company pre-approved expenses incurred in the performance of his Services, upon submission and approval of written statements and receipts in accordance with the then regular procedures and policies of the Company.

(d) The Consultant agrees that all Services will be rendered by him as an independent contractor and that this Agreement does not create an employer-employee relationship between the Consultant and the Company. The Consultant shall have no right to receive any employee benefits including, but not limited to, health and accident insurance, life insurance, sick leave and/or vacation. Consultant agrees to pay all taxes including, self-employment taxes due in respect of the Consulting Fee and to indemnify the Company in the event the Company is required to pay any such taxes on behalf of the Consultant. Without limiting the generality of the foregoing, Consultant is not authorized to bind the Company to any liability or obligation or to represent that Consultant has any such authority. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement.

4.	EARLY TERMINATION OF THE TERM.

(a) If Consultant voluntarily ceases performing the Services, or is convicted of a felony, or becomes physically or mentally unable to perform the Services, then, in each instance, this Agreement shall immediately cease and terminate as of such date, and all Commissions, reimbursable expenses and Consulting Fees properly earned and accruing as of such date shall be paid to Consultant or his designee(s) according to Section 3 hereof until all such amounts are paid in full.

(b) This Agreement may be terminated with or without cause by the Company upon not less than thirty (30) days prior written notice, provided, however, that if the Company terminates the Agreement without cause, then the Company will pay to Consultant the Consulting Fees for the remaining duration of this Agreement. For instance, if there are six months remaining on the Agreement when the Company terminates it without cause, then a payment of $30,000 (six months times $5,000) is due and payable at the time of such termination, as well as all earned Commissions and reimbursable expenses accruing as of such date.

(c) Upon termination under Sections 4(a) or 4(b), neither party shall have any further obligations under this Agreement, except as otherwise provided herein. Upon termination and, in any case, upon the Company’s request, Consultant shall return immediately to the Company all Confidential Information, as hereinafter defined, and copies thereof.

(d) This Agreement may also be terminated if or when replaced with a signed, mutually agreeable employment agreement, which termination shall not be deemed a termination without cause under Section 4(b) hereof.

5. RESTRICTED ACTIVITIES. During the Term and for a period of one (1) year thereafter, Consultant will not, directly or indirectly:

(i) solicit or request any officer, director, employee, agent or consultant of the Company to leave the employ of or cease services to the Company;

(ii) solicit or request any officer, director, employee, agent or consultant of the Company to join the employ of, or provide services to, any individual or entity that researches, develops, markets or sells products that compete with those of the Company;

(iii) solicit or request any individual or entity that researches, develops, markets or sells products that compete with those of the Company, to employ or retain as a consultant any officer, director, employee, agent or consultant of the Company; or

(iv) induce or attempt to induce any supplier or vendor of the Company to terminate or breach any written or oral agreement or understanding with the Company.

6. PROPRIETARY RIGHTS.

(a) Definitions. For the purposes of this Agreement, “Confidential Information” shall mean and collectively include: all information relating to the business, plans and/or technology of the Company including, but not limited to technical information including inventions, methods, plans, processes, specifications, characteristics, assays, raw data, scientific preclinical or clinical data, records, databases, formulations, clinical protocols, equipment design, know-how, experience, and trade secrets; developmental, marketing, sales, customer, supplier, consulting relationship information, operating, performance, and cost information; computer programming techniques whether in tangible or intangible form, and all record bearing media containing or disclosing the foregoing information and techniques including, written business plans, patents and patent applications, grant applications, notes, memoranda, whether in writing or presented, stored or maintained in or by electronic, magnetic, or other means, and concepts and ideas relating to or arising from or in connection with any of the foregoing.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information which: (a) can be demonstrated to have been in the public domain or was publicly known or available prior to the date of the disclosure to Consultant; (b) can be demonstrated in writing to have been rightfully in the possession of Consultant prior to the disclosure of such information to Consultant by the Company; (c) becomes part of the public domain or publicly known or available by publication or otherwise, not due to any unauthorized act or omission on the part of Consultant; or (d) is supplied to Consultant by a third party without binder of secrecy, so long as that such third party has no obligation to the Company or any of its affiliated companies to maintain such information in confidence.

(b) Non-Disclosure to Third Parties. Consultant shall not, at any time now or in the future, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential Information to any third party without the prior written consent of the Company which consent may be denied in each instance and all of the same, together with publication rights, shall belong exclusively to the Company.

(c) Documents, etc. All documents, diskettes, tapes, procedural manuals, guides, specifications, plans, drawings, designs and similar materials, lists of present, past or prospective customers, customer proposals, invitations to submit proposals, price lists and data relating to the pricing of the Company' products and services, records, notebooks and all other materials containing Confidential Information (including all copies and reproductions thereof), that come into Consultant's possession or control by reason of Consultant's performance of the relationship, whether prepared by Consultant or others: (a) are the property of the Company, (b) will not be used by Consultant in any way other than as directed by the Company, (c) will not be provided or shown to any third party by Consultant, (d) will not be removed from the Company's or Consultant’s premises (except as directed by the Company), and (e) at the termination (for whatever reason) of Consultant's relationship with the Company, will be left with, or forthwith returned by Consultant to the Company.

(d)               Patents, Etc. Consultant agrees that the Company is and shall remain the exclusive owner of the Confidential Information. Any interest in patents, patent applications, inventions, technological innovations, trade names, trademarks, service marks, copyrights, copyrightable works, developments, discoveries, designs, processes, formulas, know-how, data and analysis, whether registrable or not ("Developments"), which Consultant, as a result of rendering Services to the Company under this Agreement, may conceive or develop, shall: (i) forthwith be brought to the attention of the Company by Consultant and (ii) belong exclusively to the Company. No license or conveyance of any such rights to Consultant is granted or implied under this Agreement.

7. WAIVER. Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision hereof. All waivers by the Company shall be in writing.

8. SEVERABILITY; REFORMATION. In case any one or more of the provisions or parts of a provision contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement; and this Agreement shall, to the fullest extent lawful, be reformed and construed as if such invalid or illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible. Without limiting the foregoing, if any provision (or part of provision) contained in this Agreement shall for any reason be held to be excessively broad as to duration, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the fullest extent compatible with then existing applicable law.

9. ASSIGNMENT. The Company shall have the right to assign its rights and obligations under this Agreement to a party which assumes the Company' obligations hereunder. Consultant shall not have the right to assign his rights or obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the Consultant's heirs and legal representatives in the event of his death or disability.

10. HEADINGS. Headings and subheadings are for convenience only and shall not be deemed to be a part of this Agreement.

11. AMENDMENTS. This Agreement may be amended or modified, in whole or in part, only by an instrument in writing signed by all parties hereto. Any amendment, consent, decision, waiver or other action to be made, taken or given by the Company with respect to the Agreement shall be made, taken or given on behalf of the Company only by authority of the Company’s Board of Directors.

12. NOTICES. Any notices or other communications required hereunder shall be in writing and shall be deemed given when delivered in person or when mailed, by certified or registered first class mail, postage prepaid, return receipt requested, addressed to the parties at their addresses specified in the preamble to this Agreement or to such other addresses of which a party shall have notified the others in accordance with the provisions of this Section 13.

13. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original and all of which shall be deemed a single agreement.

14. GOVERNING LAW. This Agreement shall be construed in accordance with and governed for all purposes by the laws of California applicable to contracts executed and wholly performed within such jurisdiction. Any dispute arising hereunder shall be referred to and heard in only a court located in Orange County, California.

15. SURVIVAL. The provisions of Sections 5 to 9 and 15 to 16 of this Agreement shall survive the expiration of the Term or the termination of this Agreement. This Agreement supersedes all prior agreements, written or oral, between the Company and the Consultant relating to the subject matter of this Agreement.

EXECUTED, under seal, effective as of the Effective Date.

WEPOWER Ecolutions Inc. CONSULTANT

By: /s/ Kevin Donovan /s/ Lawrence Young

Mr. Kevin Donovan, Chief Executive Office Lawrence Young

Hereunto Duly Authorized